FOR IMMEDIATE RELEASE

A.G. Edwards Announces Results for the Third Quarter and First Nine Months of Fiscal 2005

Year-To-Date Net Earnings Up 29% Over Year-Ago Period

ST. LOUIS, Dec. 22, 2004 -- A.G. Edwards, Inc. (NYSE: AGE) today announced results for the third quarter and first nine months of fiscal 2005, which ended Nov. 30, 2004.

Net earnings for the quarter were $49 million, or $0.63 diluted earnings per share, on net revenues of $638 million. For the same quarter last year, net earnings were $40 million, or $0.49 diluted earnings per share, on net revenues of $629 million.

For the first nine months of fiscal 2005, net earnings were $136 million, or $1.72 diluted earnings per share, on net revenues of $1.9 billion. For the same period last year, net earnings were $105 million, or $1.30 diluted earnings per share, on net revenues of $1.8 billion.

"Our third-quarter and nine-month results reflect the continued strong growth in our asset-management revenues as we deliver on our ability to provide clients a broad and high-quality array of fee-based products and services," said Robert L. Bagby, chairman and chief executive officer. "We reached all-time highs in total client assets and assets in fee-based accounts thanks to the hard work of our financial consultants.

"We also were pleased to show solid expense control during the quarter. In reviewing our communication and technology expenses, we are starting to see the benefits of a more disciplined approach to our technology-spending strategy over the past three years while still in the midst of implementing our Gateway Initiative, the largest technology-infrastructure effort in our firm's history.

"We also remain committed to the current efforts of our long-term strategy to increase investors' recognition of our brand and the special qualities of our client-first business model."

RESULTS OF OPERATIONS

Commissions - Commission revenues for the third quarter decreased 8 percent ($21 million) versus last year's third quarter, primarily reflecting a broad-based decline in transaction-based investment activity. When comparing the first nine months of fiscal 2005 versus the same period last year, commission revenues decreased 1 percent ($9 million) resulting in part from decreased investor interest in insurance products partially offset by greater interest in managed futures.

Asset management and service fees - Asset-management and service-fee revenues for the third quarter increased 25 percent ($46 million) versus the third quarter last year. For the first nine months of fiscal 2005, revenues in this category increased 30 percent ($152 million) versus last year's first nine months. Results in both periods reflect greater client interest in fee-based programs and services as well as increased client-asset values. Additionally, the third-quarter and nine-month results reflect increased revenue from money fund distribution fees after the removal in November 2003 of expense caps previously imposed by certain money funds.

Principal transactions - Revenues from principal transactions decreased 23 percent ($16 million) compared to the year-ago quarter. Versus the first nine months of last fiscal year, principal-transaction revenues decreased 13 percent ($29 million). The decreases in both periods reflect lower overall demand for fixed-income products.

Investment banking - Investment-banking revenues for the third quarter decreased 24 percent ($19 million) versus the same three-month period last year. For the first nine months of fiscal 2005, investment-banking revenues decreased 27 percent ($64 million) compared to the same period last year. Both periods reflect lower volume in fixed-income securities and closed-end funds.

Net interest revenue - Interest revenue net of interest expense in the third quarter increased 45 percent ($10 million) from the year-ago quarter. For the first nine months, net interest revenue increased 31 percent ($21 million) over last year's first nine months. Both the third-quarter and nine-month results reflect a change by A.G. Edwards effective January 2004 in the base rates charged on client-margin balances along with a higher interest-rate environment. Additionally, both periods reflect slightly higher average client-margin balances.

Other revenue - Other revenue increased $9 million in the third quarter and increased $22 million for the first nine months of fiscal 2005 versus the like periods last year. Both periods reflect increases in private-equity valuations. Both periods also include gains on the sale of shares in the Chicago Mercantile Exchange and the mark-to-market on other shares in this exchange the firm currently holds. The nine-month results additionally reflect a Sept. 11, 2001 business-interruption settlement.

Non-interest expenses - During the third quarter, non-interest expenses decreased 1 percent ($8 million) compared to last year's third quarter. For the first nine months of fiscal 2005, non-interest expenses increased 2 percent ($39 million) compared to the same period last fiscal year.

Compensation and benefits in the third quarter increased 3 percent ($11 million) from the same quarter last year. Comparing the first nine months of fiscal 2005 to the same period last year, compensation and benefits increased 5 percent ($54 million). Increases in both time periods are mainly a result of increased accruals for incentive-related compensation as well as general salary and benefit increases. The nine-month time period additionally reflects increases in commissionable revenue.

Non-compensation-related expenses for the third quarter this year decreased 11 percent ($19 million) from the same quarter last year. For this fiscal year's first nine months, non-compensation-related expenses decreased 3 percent ($14 million) versus last year's first nine months. Decreases in both time periods are due largely to a decline in communication and technology expenses along with lower accruals for contingent liabilities, which were partially offset by increased expenses related to the firm's branding initiative.

ADDITIONAL STOCKHOLDER INFORMATION

Total client assets at the end of the third quarter were $311 billion, a 10 percent increase when compared to the end of the third quarter last year. As of Nov. 30, 2004, stockholders' equity was $1.71 billion, for a book value per share of $22.53. Diluted per share earnings for the third quarter were based on 77.8 million average common and common equivalent shares outstanding compared to 81.4 million in the prior year. Diluted per share earnings for the current nine-month period were based on 79.3 million average common and common equivalent shares outstanding compared to 80.9 million in the prior year.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 117 years, individuals and businesses have turned to A.G. Edwards to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial strategies tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass 6,898 financial consultants in 715 offices nationwide and two European locations in London, England and Geneva, Switzerland. For more information on A.G. Edwards, please visit www.agedwards.com.

This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to A.G. Edwards and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, changes in and effects of outsourcing agreements and of marketing strategies, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, and implementation and effects of expense-reduction strategies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. A.G. Edwards does not undertake any obligation to publicly update any forward-looking statements.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	November 30,	Increase/	%
	2004	2003	(Decrease)	Chg.
REVENUES:

Commissions	$252,091	$272,704	$(20,613)	(7.6)
Asset management and service fees *	227,195	181,409	45,786	25.2
Principal transactions	55,969	72,418	(16,449)	(22.7)
Investment banking	57,809	76,377	(18,568)	(24.3)
Interest	32,642	22,051	10,591	48.0
Other	13,510	4,765	8,745	183.5

TOTAL REVENUES	639,216	629,724	9,492	1.5

Interest expense	1,227	403	824	204.5

NET REVENUES	637,989	629,321	8,668	1.4

NON-INTEREST EXPENSES:

Compensation and benefits	411,574	400,878	10,696	2.7
Communication and technology	59,429	69,892	(10,463)	(15.0)
Occupancy and equipment	35,476	37,391	(1,915)	(5.1)
Marketing and business development	14,271	13,604	667	4.9
Floor brokerage and clearance	5,307	5,720	(413)	(7.2)
Other *	34,075	40,988	(6,913)	(16.9)

TOTAL NON-INTEREST EXPENSES	560,132	568,473	(8,341)	(1.5)

EARNINGS BEFORE INCOME TAXES	77,857	60,848	17,009	28.0

INCOME TAXES	28,684	21,131	7,553	35.7

NET EARNINGS	$49,173	$39,717	$9,456	23.8

EARNINGS PER SHARE:
Diluted	$0.63	$0.49	$0.14	28.6
Basic	$0.64	$0.49	$0.15	30.6

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	77,844	81,401
Basic	76,781	80,047

STOCKHOLDERS' EQUITY	$1,712,738	$1,734,603

BOOK VALUE PER SHARE	$22.53	$21.58

TOTAL SHARES OUTSTANDING (end of period)	76,034	80,379

* Prior years' financial information has been reclassified to conform to current year presentation.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Nine Months Ended
	November 30,	November 30,	Increase/	%
	2004	2003	(Decrease)	Chg.
REVENUES:

Commissions	$774,083	$782,897	$(8,814)	(1.1)
Asset management and service fees *	655,477	503,772	151,705	30.1
Principal transactions	196,369	224,992	(28,623)	(12.7)
Investment banking	176,122	240,618	(64,496)	(26.8)
Interest	91,336	70,223	21,113	30.1
Other	27,189	5,661	21,528	380.3

TOTAL REVENUES	1,920,576	1,828,163	92,413	5.1

Interest expense	2,428	2,137	291	13.6

NET REVENUES	1,918,148	1,826,026	92,122	5.0

NON-INTEREST EXPENSES:

Compensation and benefits	1,246,529	1,192,827	53,702	4.5
Communication and technology	184,474	203,206	(18,732)	(9.2)
Occupancy and equipment	105,520	105,902	(382)	(0.4)
Marketing and business development	47,810	34,495	13,315	38.6
Floor brokerage and clearance	16,230	16,369	(139)	(0.8)
Other *	103,278	111,649	(8,371)	(7.5)

TOTAL NON-INTEREST EXPENSES	1,703,841	1,664,448	39,393	2.4

EARNINGS BEFORE INCOME TAXES	214,307	161,578	52,729	32.6

INCOME TAXES	78,242	56,497	21,745	38.5

NET EARNINGS	$136,065	$105,081	$30,984	29.5

EARNINGS PER SHARE:
Diluted	$1.72	$1.30	$0.42	32.3
Basic	$1.74	$1.31	$0.43	32.8

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	79,252	80,869
Basic	78,423	79,926

STOCKHOLDERS' EQUITY	$1,712,738	$1,734,603

BOOK VALUE PER SHARE	$22.53	$21.58

TOTAL SHARES OUTSTANDING (end of period)	76,034	80,379

* Prior years' financial information has been reclassified to conform to current year presentation.

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	November 30,	August 31,	May 31,	February 29,	November 30,
	2004	2004	2004	2004	2003
REVENUES:

Commissions	$252,091	$237,119	$284,873	$310,325	$272,704
Asset management and service fees *	227,195	214,223	214,059	207,419	181,409
Principal transactions	55,969	70,999	69,401	71,894	72,418
Investment banking	57,809	57,872	60,441	81,243	76,377
Interest	32,642	29,921	28,773	25,569	22,051
Other	13,510	4,753	8,926	723	4,765

TOTAL REVENUES	639,216	614,887	666,473	697,173	629,724

Interest expense	1,227	618	583	382	403

NET REVENUES	637,989	614,269	665,890	696,791	629,321

NON-INTEREST EXPENSES:

Compensation and benefits	411,574	401,764	433,191	456,581	400,878
Communication and technology	59,429	58,914	66,131	68,841	69,892
Occupancy and equipment	35,476	35,268	34,776	31,715	37,391
Marketing and business development	14,271	12,676	20,863	12,358	13,604
Floor brokerage and clearance	5,307	5,723	5,200	6,126	5,720
Other *	34,075	36,800	32,403	37,474	40,988

TOTAL NON-INTEREST EXPENSES	560,132	551,145	592,564	613,095	568,473

EARNINGS BEFORE INCOME TAXES	77,857	63,124	73,326	83,696	60,848

INCOME TAXES	28,684	22,496	27,062	29,292	21,131

NET EARNINGS	$49,173	$40,628	$46,264	$54,404	$39,717

EARNINGS PER SHARE:

Diluted	$0.63	$0.52	$0.57	$0.67	$0.49
Basic	$0.64	$0.52	$0.58	$0.68	$0.49

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	77,844	79,156	80,951	81,329	81,401
Basic	76,781	78,305	80,183	80,385	80,047

STOCKHOLDERS' EQUITY	$1,712,738	$1,720,332	$1,782,281	$1,778,319	$1,734,603

BOOK VALUE PER SHARE	$22.53	$22.37	$22.38	$22.08	$21.58

* Prior years' financial information has been reclassified to conform to current year presentation.

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	3Q FY05	2Q FY05	1Q FY05	4Q FY04	3Q FY04

Net Revenues *	$637,989	$614,269	$665,890	$696,791	$629,321

Earnings Before Income Taxes	$77,857	$63,124	$73,326	$83,696	$60,848

Net Earnings	$49,173	$40,628	$46,264	$54,404	$39,717

Net Earnings as a
Percent of Net Revenues	7.7%	6.6%	6.9%	7.8%	6.3%

Average Diluted Shares-
(000's Omitted)	77,844	79,156	80,951	81,329	81,401

Earnings Per Share (Diluted)	$0.63	$0.52	$0.57	$0.67	$0.49

Dividends Per Share	$0.16	$0.16	$0.16	$0.16	$0.16

Stockholders' Equity	$1,712,738	$1,720,332	$1,782,281	$1,778,319	$1,734,603

Book Value Per Share	$22.53	$22.37	$22.38	$22.08	$21.58

Return On Average Equity-
(Quarter Results Annualized)	11.5%	9.3%	10.4%	12.4%	9.3%

Total Assets	$4,105,297	$4,001,300	$4,110,942	$4,435,059	$4,180,205

Financial Consultants	6,898	6,872	6,899	6,980	6,956

Full-time Employees	15,412	15,413	15,392	15,931	15,887

Locations	717	717	713	710	708

Total Client Assets *	$311,000,000	$296,000,000	$294,000,000	$300,000,000	$283,000,000

Assets In Fee-based Accounts	$29,235,000	$27,420,000	$27,164,000	$27,275,000	$24,732,000

* Prior years' financial information has been reclassified to conform to current year presentation.